Exhibit 99.1

2901 Butterfield Road Oak Brook, IL 60523 www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Nicole Spreck, Inland Marketing & Communications, Inc.

(630) 586-4896 or nicole.spreck@inlandgroup.com

Inland Western Changes Name to Retail Properties of America, Inc.

Oak Brook, Ill. – March 9, 2012 – Inland Western Retail Real Estate Trust, Inc. announced that it has changed its name to Retail Properties of America, Inc. (the “Company”), effective immediately. The Company is one of the country’s largest owners and operators of shopping centers with a retail operating portfolio of 259 properties with approximately 34,649,000 square feet of gross leasable space across 35 states, and the new name more accurately reflects the geographic reach of the Company’s portfolio.

“We have a large national portfolio of high quality retail properties, and our new name reflects our core business as owners of power centers, community centers, neighborhood centers and lifestyle centers that are diversified geographically and by property type,” said Steven P. Grimes, president and chief executive officer of Retail Properties of America, Inc. “We believe that our new name makes a stronger impact in promoting the size and scale of our retail portfolio as well as our broad and highly diversified tenant base.”

“The name change is a critical step in our 2012 business plan,” Grimes said. “We will continue to distinguish ourselves by managing our business from the inside out, focusing on individual and team strengths, as well as value propositions of each of the assets within our portfolio and focus on growth opportunities.”

A new logo and website, along with additional branding initiatives will be implemented over the next few months.

About Retail Properties of America, Inc.

We are a fully-integrated, self-administered and self-managed real estate company that owns and operates high quality, strategically located shopping centers and single-user retail properties. We are one of the largest owners and operators of shopping centers in the United States. As of December 31, 2011, our retail operating portfolio consisted of 259 properties with approximately 34,649,000 square feet of gross leasable area (GLA), was geographically diversified across 35 states and includes power centers, community centers, neighborhood centers and lifestyle centers, as well as single-user retail properties.